                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

1.  Omega Technologies, Inc., an Ohio corporation

2.  Meridian Diagnostics Corporation, an Ohio corporation

3.  Meridian Diagnostics Europe, s.r.l., an Italian corporation

4.  Meridian Diagnostics FSC, Inc., a Barbados corporation

5.  Gull Laboratories, Inc., a Utah corporation

6.  Biodesign Incorporated, a Maine corporation

7.  Gull Laboratories GmbH, a German corporation

8.  Gull Labs S.A., a Belgium corporation

9.  Gull Europe S.A. Holding, a Belgium corporation

10. Gull Laboratories B.V., a Netherlands corporation

11. Gull Laboratories International Inc., a Virgin Islands corporation